Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS ANNOUNCES ARCHIVES OF INTERNAL MEDICINE PUBLICATION OF STUDY SHOWING 20 PERCENT OF HEART ATTACK PATIENTS IN PREMIER REGISTRY EXPERIENCED ANGINA AT ONE YEAR

--Study shows angina at one year associated with significantly higher incidence of depression-

Palo Alto, Calif., June 23, 2008 - CV Therapeutics, Inc. (Nasdaq: CVTX) today announced that the Archives of Internal Medicine published results of a major study demonstrating that one in five patients studied experienced chest pain one year after a myocardial infarction (MI), or heart attack, and that this angina was associated with significantly elevated rates of depression among cardiac patients in the registry.

PREMIER (Prospective Registry Evaluating Myocardial Infarction: Events and Recovery) was a "real-world" observational study in nearly 2,500 patients specifically designed to characterize patients' health status one year after a heart attack. Researchers found a significant (p<0.001), consistent association between one year post-MI angina and depression across a wide range of demographic, prior history and treatment variables.

Patients with angina after one year also were more likely to smoke (p<0.001) and undergo revascularization (p<0.001). In addition, the study revealed that 21 percent of the patients with angina in the study suffered daily or weekly angina attacks.

The investigators reported that in patients with angina after one year, 87.9 percent were not taking calcium channel blockers, 30.8 percent were not taking beta blockers and 48.6 percent were not taking nitrates.

"After patients survive a heart attack, a primary goal of treatment is to minimize their angina and optimize their quality of life. The PREMIER study explicitly sought to illuminate the prevalence and predictors of angina after an MI. We found one in five heart attack survivors still suffered angina, and many of them suffered it daily or weekly," said John Spertus, M.D., MPH, director of health outcomes research at Mid America Heart Institute in Kansas City, Mo., and principal investigator of the PREMIER study.

"Angina is often underappreciated by physicians and significantly impacts patients' quality of life. The PREMIER study is important in that it highlights the need for better surveillance and treatment of angina to improve patients' quality of life," he added.

American College of Cardiology/American Heart Association treatment guidelines indicate that the goals for angina patients include the complete, or nearly complete, elimination of chronic angina and an improvement in functional capacity that allows a return to normal activities.

About the PREMIER Study

The PREMIER study included 2,498 U.S. patients with acute MI, recruited from 19 hospitals from January 1, 2003, through June 28, 2004. Among this multicenter cohort of patients, angina was measured by the Seattle Angina Questionnaire one year after hospitalization for MI. Investigators evaluated the sociodemographic factors, clinical history, MI presentation, inpatient treatments and outpatient treatments associated with angina at one year.

Of 1,957 post-MI patients, 389 (19.9 percent) reported angina one year after MI. Among the outpatient variables, patients with angina at one year were more likely to continue smoking, to undergo revascularization after index hospitalization (percutaneous coronary intervention or coronary artery bypass graft) and to have significant new, persistent or transient depressive symptoms.

The study was supported, in part, by grants from the National Institutes of Health and CV Therapeutics.

About Angina

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. Approximately 9.1 million people in the United States have chronic angina, and 500,000 new cases are diagnosed annually, according to the American Heart Association.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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